Exhibit 10.14

Offer Letter

Cindy Hanford

October 4, 2019

Congratulations, Cindy!

On behalf of Shift, we are pleased to offer you the position of Head of Finance. We are excited about you joining us in transforming how we buy and sell cars as part of the largest retail segment of the US economy.

/s/ George Arison	/s/ Toby Russell
George Arison	Toby Russell
Founder/Co-CEO	Co-CEO

Role Summary

Position	Start Date

Head of Finance	October 21, 2019

Classification

In the position of Head of Finance, you will be a full-time, exempt employee

Manager

You will be reporting to Toby Russell. Keep in mind, we’re growing fast, so your manager may change over time.

Office Location

You will be working from Shift’s San Francisco office at 2525 16th St. San Francisco, CA 94103.

Compensation Summary

Annual Salary 1

$230,000.00

Performance Bonus

The employee shall be eligible for an annual performance-based cash bonus. The performance-based cash bonus for calendar year 2020 will be 20% of the Employee’s base salary. The annual performance-based bonus will be based on the employees fall or winter performance review.

Stock Options Granted	Strike Price

Option to purchase 600,000 shares of the Company’s common stock2	Fair market value (as determined by Shift’s Board) of Shift’s common stock at the time of grant

Vesting Schedule

4 year vesting schedule with 25% of your options vesting at the end of your first year, and the remaining 75% vesting monthly (1/36 per month) for the next 36 months.

Relocation Bonus

$36,000.00

Shift will cover up to $26,000 for closing costs upon sale of home and $10,000 for relocation costs due at time of move.

Understanding your equity

While we can’t predict the future, we can help you make informed decisions. Here are some essentials needed to understand how options work, and how you can best evaluate the equity being offered to you.

Stock options give you the right to purchase a specific number of shares of company stock at a predetermined price (or “strike price”).

o	Strike Price: is the fixed price at which an employee can buy a share underlying your option. The price is set based on the fair market value of the common stock at the time you become and employee and your equity grant is approved by the board. The strike price stays the same even if the value of the shares changes over time.

o	Vesting Schedule: When the shares underlying an option vest, you earn the right to buy those shares. All vested options will be eligible for exercise within 90 days of any termination of employment by either party.

o	Dilution: Dilution refers to the decrease in value of existing equity that occurs when new equity is issued. For example, if you are entitled to one piece of a pie that is divided into 6 pieces, your piece will get smaller if the pie is instead divided into 8 pieces. Similarly, whenever a company raises more money and issues shares to new shareholders, existing shareholders get diluted.

Our equity calculator may help you understand how your Shift equity could perform at future valuations. To gain access, just make a copy in Google Drive.

Please note: it is impossible to predict an exit valuation, established market value, or future dilution for a pre-IPO company. The equity calculator is a tool intended to help you understand the potential value of your equity, but the ultimate value is subject to factors that can’t be certain for any company at this stage.

Additional Important Terms

1.	Compensation. Your base salary is subject to applicable tax and other withholdings. Because this position is a salaried, exempt position, you will not be eligible to receive overtime pay. You will be paid semi-monthly. Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion, subject to any limitations imposed by law.

2.	Stock Options. Your stock option grant is subject to the approval of Shift’s Board of Directors. Once approved, your stock option grant will be made in accordance in all respects with the Company’s stock option plan and related option documents, and will remain subject to the terms and conditions thereof. Upon accepting your grant, you will be required to sign the Company’s stock option agreement.

3.	At-Will Employment. If you accept this offer, your employment with the Company will be “at will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice. In addition, the Company reserves, to the extent permitted by applicable law, the right to modify your compensation, position, duties or reporting relationship to meet business needs and use its managerial discretion in deciding on appropriate discipline. The “at will” nature of your employment can only be modified in writing, signed by you and an authorized representative of the Company.

4.	Other Documents. This offer is contingent upon you: (1) signing the Company’s standard form of Employee Proprietary Information and Inventions Agreement and Arbitration Agreement (enclosed); (2) timely providing the Company with appropriate documents establishing your identity and right to work in the United States; and (3) timely providing the Company with verification of the information contained in your employment application, including references satisfactory to Shift.

5.	Integration. This letter supersedes all negotiations, representations or agreements, whether prior or contemporaneous, written or oral, between you and the Company regarding the terms and conditions of your offer of employment with Shift.

Benefits and Perks

We strive to offer benefits that go beyond the norm and encourage our team members to do what they need to be rested to make great things happen.

Medical, Dental, and Vision	Food and beverages

Employees and their dependents are eligible for robust benefits beginning on their start date, with 100% of premiums paid for by Shift. In short, you contribute $0 per month for all of your covered benefits!	o Stocked kitchen with snacks, drinks, and coffee options to keep you well fed and hydrated throughout the day o Dinner if working after 7:00pm

Health and Fitness	Flexible Vacation

o One Medical membership o Discount pricing on ClassPass membership o Access to health and wellness discounts through Active&Fit for Cigna and Kaiser plans	o Take whatever time you need, whenever you need it, as long as your work gets done and your time off is approved by your manager.

Commuter Benefits	Vehicle Purchase Program

Shift subsidizes up to $80/month for your commute (public transit, parking, ride share). You can contribute up to $265/month pretax.	Discounts for selling/buying a car through Shift. Refer to the purchase program for details.

401k

Offered by Vanguard/Ascensus.

Congratulations again Cindy!

We are extremely excited to welcome you to Shift! Should you have any questions, please contact Justin Shotwell directly to discuss this offer. Please let us know the outcome of your decision by October 11, 2019.

Sincerely,

/s/ Toby Russell
Toby Russell
Co-CEO

Acceptance

If you are in agreement with the terms set forth in this letter, please sign and date this letter on the spaces provided below.

/s/ Cindy Hanford	10/04/2019
Cindy Hanford	Dated

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

The following confirms and memorializes an agreement that Shift Technologies, Inc., a Delaware corporation (the “Company”) and I (Cindy Hanford) have had since the commencement of my employment (which term, for purposes of this agreement, shall be deemed to include any relationship of service to the Company that I may have had prior to actually becoming an employee) with the Company in any capacity and that is and has been a material part of the consideration for my employment by Company:

1.	I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement or my employment with Company. I will not violate any agreement with or rights of any third party or, except as expressly authorized by Company in writing hereafter, use or disclose my own or any third party’s confidential information or intellectual property when acting within the scope of my employment or otherwise on behalf of Company. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

2.	Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by me during the term of my employment with Company to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as Appendix A) (collectively “Inventions”) and I will promptly disclose all Inventions to Company. Without disclosing any third party confidential information, I will also disclose anything I believe is excluded by Section 2870 so that the Company can make an independent assessment. I hereby make all assignments necessary to accomplish the foregoing. I shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. I hereby irrevocably designate and appoint Company as my agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by me. Without limiting Section 1 or Company’s other rights and remedies, if, when acting within the scope of my employment or otherwise on behalf of Company, I use or disclose my own or any third party’s confidential information or intellectual property (or if any Invention cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Company will have and I hereby grant Company a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights.

3.	To the extent allowed by law, paragraph 2 includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,”“droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

4.	I agree that all Inventions and all other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) I develop, learn or obtain during the term of my employment that relate to Company or the business or demonstrably anticipated business of Company or that are received by or for Company in confidence, constitute “Proprietary Information.” I will hold in confidence and not disclose or, except within the scope of my employment, use any Proprietary Information. However, I shall not be obligated under this paragraph with respect to information I can document is or becomes readily publicly available without restriction through no fault of mine. Upon termination of my employment, I will promptly return to Company all items containing or embodying Proprietary Information (including all copies), except that I may keep my personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement. I also recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

5.	Until one year after the term of my employment, I will not encourage or solicit any employee or consultant of Company to leave Company for any reason (except for the bona fide firing of Company personnel within the scope of my employment); provided, however, that the foregoing shall not prohibit a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at employees or consultants of Company.

6.	I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

7.	I agree that this Agreement is not an employment contract for any particular term and that I have the right to resign and Company has the right to terminate my employment at will, at any time, for any or no reason, with or without cause. In addition, this Agreement does not purport to set forth all of the terms and conditions of my employment, and, as an employee of Company, I have obligations to Company which are not set forth in this Agreement. However, the terms of this Agreement govern over any inconsistent terms and can only be changed by a subsequent written agreement signed by the President of Company.

8.	I agree that my obligations under paragraphs 2, 3, 4, 5 and 9 of this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine. My obligations under paragraphs 2, 3 and 4 also shall be binding upon my heirs, executors, assigns, and administrators and shall inure to the benefit of Company, its subsidiaries, successors and assigns.

9.	Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms. This Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void. I also understand that any breach of this Agreement will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies and without any requirement to post bond.

NOTICE: This agreement does not affect any immunity under 18 USC Sections 1833(b) (1) or (2), which read as follows (note that for purposes of this statute only, individuals performing work as contractors or consultants are considered to be employees):

(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Date 10/04/2019	Employee

Accepted and Agreed to:	/s/ Cindy Hanford
Signature

SHIFT TECHNOLOGIES INC.

/s/ Cindy Hanford
Name (Printed)

/s/ Irakly George Arison Areshidze
Name: Irakly George Arison Areshidze
Title: Co-CEO

APPENDIX A

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

ARBITRATION AGREEMENT

This dispute resolution agreement is a contract and covers important issues relating to your rights. It is your sole responsibility to read it and understand it. You are free to seek assistance from independent advisors of your choice outside the Company.

1. Arbitration. This Agreement is governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). This Agreement applies to any dispute arising out of or related to Employee’s (sometimes “you” or “your”) employment with Shift Technologies, Inc. (“Company”) or one of its affiliates, successor, subsidiaries or parent companies, or termination of employment regardless of its date of accrual and survives after the employment relationship terminates. Except as it otherwise provides, this Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law or before a forum other than arbitration. Except as otherwise stated in this Agreement, you and the Company agree that any legal dispute or controversy covered by this Agreement, or arising out of, relating to, or concerning the validity, enforceability or breach of this Agreement (except with respect to the Class, Collective and Representative Action Waiver, below), shall be resolved by binding arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA Rules”), and not by court or jury trial, to be held (unless the parties agree in writing otherwise) within 45 miles of where you are or were last employed by the Company. The AAA Rules may be found at www.adr.org or by searching for “AAA Employment Arbitration Rules” using a service such as www.Google.com or www.Bing.com or by asking the Company’s People Operations Department (people-ops@driveshift.com or tel. (415) 552-0100) for a copy of the rules. If for any reason the AAA will not administer the arbitration, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted for appointment of a neutral Arbitrator.

Except as it otherwise provides, this Agreement also applies, without limitation, to disputes with any entity or individual arising out of or related to the application for employment, background checks, privacy, the employment relationship or the termination of that relationship, trade secrets, unfair competition, compensation, classification, minimum wage, seating, expense reimbursement, overtime, breaks and rest periods, termination, retaliation, discrimination or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act (except for claims for employee benefits under any benefit plan sponsored by the Company and (a) covered by the Employee Retirement Income Security Act of 1974 or (b) funded by insurance), Affordable Care Act, Genetic Information Non-Discrimination Act, state statutes or regulations addressing the same or similar subject matters, and all other federal or state legal claims arising out of or relating to your employment or the termination of employment (including without limitation post-employment defamation or retaliation).

You and the Company shall follow the AAA Rules applicable to initial filing fees, but, unless applicable law provides otherwise, in no event will you be responsible for any portion of those fees in excess of the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted. The Company shall pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s fees, unless applicable law provides otherwise, in which case applicable law will govern allocation of arbitration costs and expenses, including arbitrator’s fees. The arbitrator must follow applicable law and may award only those remedies that would have applied had the matter been heard in court. The arbitrator’s decision must be in writing and contain findings of fact and conclusions of law. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

This Agreement does not apply to claims for workers compensation, state disability insurance or unemployment insurance benefits. Nothing contained in this Agreement shall be construed to prevent or excuse you (individually or in concert with others) or the Company from utilizing the Company’s existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the utilization of such procedures. Either you or the Company may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief.

Regardless of any other terms of this Agreement, a claim may be brought before and remedies awarded by an administrative agency if applicable law permits the agency to prosecute or adjudicate the claim notwithstanding the existence of an agreement to arbitrate governed by the Federal Arbitration Act. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission, the U.S. Department of Labor, the National Labor Relations Board, or the Office of Federal Contract Compliance Programs. Nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration.

Disputes that may not lawfully be subject to a predispute arbitration agreement pursuant to an applicable federal law or valid and enforceable federal Executive Order are excluded from the coverage of this Agreement.

2. Class, Collective and Representative Action Waiver. This Agreement affects your ability to participate in class, collective or representative actions. Both the Company and you agree to bring any dispute in arbitration on an individual basis only, and not on a class, collective, or representative basis on behalf of others. There will be no right or authority for any dispute to be brought, heard or arbitrated as a class, collective, or representative action, or as a member in any such class, collective, or representative proceeding (“Class Action Waiver”). Notwithstanding any other provision of this Agreement or the AM Rules, disputes regarding the validity, enforceability or breach of the Class Action Waiver may be resolved only by a civil court of competent jurisdiction and not by an arbitrator. In any case in which (1) the dispute is filed as a class, collective, or representative action and (2) there is a final judicial determination that all or part of the Class Action Waiver unenforceable, the class, collective, and/or representative action to that extent must be litigated in a civil court of competent jurisdiction, but the portion of the Class Action Waiver that is enforceable shall be enforced in arbitration. You will not be retaliated against, disciplined or threatened with discipline as a result of your exercising your rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective or representative action in any forum. However, the Company may lawfully seek enforcement of this Agreement and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such class, collective or representative actions or claims. The Class Action Waiver shall be severable in any case in which the dispute is filed as an individual action and severance is necessary to ensure that the individual action proceeds in arbitration.

3. Enforcement of this Agreement. This Agreement replaces all prior agreements regarding the arbitration of disputes and is the full and complete agreement relating to the formal resolution of disputes covered by this Agreement. In the event any portion of this Agreement is deemed unenforceable, the remainder of this Agreement will be enforceable. If the Class Action Waiver in Section 2 of this Agreement is deemed to be unenforceable, the Company and you agree that this Agreement is otherwise silent as to any party’s ability to bring a class, collective or representative action in arbitration.

AGREED:

SHIFT TECHNOLOGIES, INC.

By:	/s/ Toby Russell
Name:	Toby Russell
Title:	Co-CEO

AGREED AND RECEIVED:

EMPLOYEE NAME PRINTED:	Cindy Hanford
EMPLOYEE SIGNATURE:	/s/ Cindy Hanford
DATE:	10/04/2019